Exhibit 10.2

INTERMEC DEFERRED COMPENSATION PLAN

ACTION AND FOURTH AMENDMENT

The undersigned authorized officers of Intermec, Inc. take the following action and make the following amendment to the Intermec Deferred Compensation Plan, As Amended and Restated as of January 1, 2008 (“Plan”), effective immediately:

The Plan is frozen to participation by new employees and no new deferral elections may be made by current eligible employees for an effective date of January 1, 2014 or later. The plan will not conduct future enrollment windows unless and until a further amendment is adopted to permit such participation and new elections.

In all other respects, the terms of the Plan shall remain in full force and effect.

The foregoing actions are hereby taken on this 10th day of May, 2013.

Intermec, Inc. By /s/ Jeanne Lyon_____________ Jeanne Lyon Vice President, Human Resources By /s/ Robert Driessnack ________ Robert Driessnack Chief Financial Officer